Oshkosh Truck Corporation
                               2307 Oregon Street
                                Oshkosh, Wi 54901


June 5, 1998


Personal & Confidential

Mr. R. Eugene Goodson
1545 Arboretum Drive #415
Oshkosh, WI  54901

Dear Gene:

         This letter agreement confirms our mutual understanding regarding the cessation of your employment with Oshkosh Truck Corporation (the "Company") and/or any subsidiary of the Company. The Company and its subsidiaries are sometimes referred to collectively herein as the "Employer." In return for your compliance with all of the terms of this agreement, the Employer will provide the consideration and benefits set forth herein:

         1. Cessation of Duties as Officer and Director.

              a. Your duties as an officer and director of the Company and of any subsidiary of the Company ceased on October 9, 1997. As of October 9, 1997, you agree to provide additional resignations from such other positions as the Employer deems necessary, including positions as officer or director of any affiliated company or as member of any committee or administrative body relating to the Employer and its businesses.

              b. Provided that you sign this agreement and do not exercise your revocation rights, you shall be retained by the Company as a consulting employee during the period beginning on October 9, 1997, and ending on the first to occur of September 30, 1998, the last day of the month in which your death occurs, or the last day of the month in which you become permanently and totally disabled for Social Security Act purposes (the "Transition Period") provided you continue to satisfy in full the covenants and obligations set forth in this agreement. The Company acknowledges your intent to retire effective upon completion of the Restricted Period.

         2. Executive Compensation Arrangements.

              a. Your 1997 bonus (including the related tax payment) are as described in the Company's Proxy Statement dated December 29, 1997. The terms and restrictions affecting the portion of your 1997 bonus paid to you in shares of common stock of the Company are as set forth in the accompanying Restricted Stock Award. For purposes of

Mr. E. Eugene Goodson
June 5, 1998
Page 2

the determination of your 1997 compensation for pension and supplemental executive retirement benefit plan purposes, your 1997 bonus amount is deemed to be Five Hundred Eighty-one Thousand Five Hundred Three Dollars ($581,503).

              b. You hold options to purchase nine thousand (9,000) shares of the common stock of the Company. You will become vested in these options on September 28, 1998, and may, thereupon, exercise them in accordance with the Company's stock option plan and the option agreement related to these options (the "Option Agreement"). You will be able to exercise such options until January 30, 1999.

              c. You shall continue to accrue benefits under the Supplemental Retirement Benefits arrangement described in Section 4 of your Employment Agreement dated April 16, 1992 (the "Employment Agreement") through September 30, 1998. Section 4 of such Employment Agreement is specifically incorporated herein by this reference to it. Section 4 of the Employment Agreement shall govern if any provision of this agreement is inconsistent with such Section 4. The remaining portion of such Employment Agreement shall cease to be effective as of the date you sign this agreement and the seven (7) day revocation period has expired. The final five (5) calendar year pay amounts on which such benefits shall be calculated are the following:

                                    1993             $461,927
                                    1994             $548,654
                                    1995             $421,923
                                    1996             $400,000
                                    1997             $981,503

No additional benefits under such Section 4 of the Employment Agreement or under any other pension plan or deferred compensation plan of the Employer shall accrue after September 30, 1998. The final determination of amounts due you under Section 4 of the Employment Agreement shall be made by Hewitt Associates LLC in a manner consistent with its estimates provided to you in February of 1998. All payments to you under Section 4 of the Employment Agreement shall be made on a basis consistent with the Company's pension plan and your payment method elections under the pension plan. Your right to receive such payments is vested and nonforfeitable for all purposes of this agreement as of October 9, 1997.

              d. The provisions of your Key Executive Employment and Severance Agreement with the Company, dated April 16, 1990 ("KEESA"), shall cease to be effective as of October 9, 1997. You acknowledge, however, that the restrictive covenants in Sections 4 and 5 of this agreement are substantially the same as the restrictive covenants previously included in such KEESA and, as continued by this agreement, shall be deemed to have remained continuously in effect with respect to your employment with the Company since April 16, 1990.

              e. You will not be eligible to participate in any management incentive or other incentive compensation plan after October 9, 1997, and you will not

Mr. E. Eugene Goodson
June 5, 1998
Page 3

thereafter receive the salary supplement described in Section 3(b) of the Employment Agreement.

         3. Transition Period.

              a. During the Transition Period, you agree personally to provide the Employer, at the request of the Chief Executive Officer of the Company (or any person to whom such CEO specifically delegates this responsibility), such consulting services as may be reasonably requested by the Company. You and the Company shall mutually agree to the timing of the performance of any consulting services, and you and the Company are obligated to act in good faith to reach agreement as to such timing; provided, however, that the Company acknowledges that you will have no obligation to make yourself available on the following dates: June 11 - 14; June 23 - July 10; July 15 - 17; July 21 - 23; August 3 - 6; August 18 - 20; September 14 - 23; September 28 - 30; and a period of approximately two weeks between August 6 and September 14 during which you will be unavailable due to a vacation. You agree to maintain detailed records of the consulting services performed and the amount of time utilized in the performance of such services, and to provide such time records in writing to the Employer on a periodic basis, not less frequently than monthly.

              b. The Company will pay you Transition Period salary at the rate of Four Hundred Thousand Dollars ($400,000) per year during the Transition Period beginning October 9, 1997. Such salary is payable monthly in arrears, reduced by applicable withholding and payroll taxes, and will be paid in the same manner as regular compensation is paid to executive employees of the Company. The Company will also make an additional Transition Period salary payment to you of Five Hundred Eighty-One Thousand Five Hundred Three Dollars ($581,503) on the last day of the Transition Period, which shall also be reduced by applicable withholding and payroll taxes. You will be reimbursed for travel and other usual and customary out-of-pocket business expenses incurred with respect to your consulting services during the Transition Period provided your request is within applicable corporate guidelines and the request for reimbursement is submitted according to regular corporate procedures.

              c. During the Transition Period, you will remain eligible for coverage under the Company's pension plan, 401(k) tax deferred investment plan, flexible spending account, and the Company's group health and dental benefit plans consistent with coverage maintained on your behalf (including family coverage) immediately prior to October 9, 1997. During the Transition Period you also will continue to be covered by the Company's long-term disability plan, basic and supplemental life insurance plan, and travel and accident insurance. Commencing October 1, 1998, you also will be accorded the status of a retired salaried employee of the Company for all purposes of the Company's group health plan as in effect from time to time, assuming you elect to receive coverage prior to your retirement. This means that you may continue group health plan coverage in accordance with plan terms until your sixty-fifth (65th) birthday (subject to the plan limitation that there is no surviving spouse benefit) upon payment of the full group health plan coverage premium for the coverage you select. The Company represents that this treatment is the same as the treatment

Mr. E. Eugene Goodson
June 5, 1998
Page 4

the Company would accord any other retired salaried employee of the Company with your tenure.

              d. The Transition Period, including the compensation and benefits provided during such period, is mutually agreed by you and the Company to be additional consideration to you from the Company for your granting to the Company the covenants and releases set forth in Sections 4, 5, and 6, below.

         4. Noncompetition; Other Covenants.

              a. In consideration for the payments and benefits to be provided to you under Section 3 hereof, you agree that during the period from October 9, 1997, until September 30, 1999 (or if earlier to the one year anniversary of the conclusion of the Transition Period) (the "Restricted Period"), regardless of whether you have forfeited rights under this agreement due to breach of its terms or otherwise, you will not, without the prior written consent of the Board of Directors of the Company, be employed directly or indirectly by, be a sole proprietor or partner of, or act as a consultant to, any person or entity which is or is about to be engaged in any business in North America which does or will (during your affiliation with such person or entity and during the Restricted Period) in any material respect compete with any portion of the business of the Employer as conducted as of October 9, 1997, in any capacity where confidential information concerning the Employer that was acquired by you during your employment with the Employer and/or during the Transition Period would reasonably be considered to be useful. Competition in any material respect is deemed to exist if an enterprise's sales of any products or services competitive with any products or services of the Employer amount to ten percent (10%) or more of such enterprise's net sales for its most recently completed fiscal year and the Employer's consolidated net sales of similar products or services amount to ten percent (10%) or more of the Employer's consolidated net sales for its most recently completed fiscal year, provided, however, that nothing in this
Section 4 shall prohibit you from owning stock or other securities of a competitor, the stock of which is publicly traded, amounting to less than five percent (5%) of the outstanding capital stock of the competitor.

              b. You further agree that, during the period from October 9, 1997 through September 30, 1999, directly or indirectly, you will not take, join in or participate in any action that would require you or any other person to file a Schedule 13D (or any successor schedule thereto) under the Securities Exchange Act of 1934, as amended, with respect to the common stock of the Company; you will not make, or participate with or advise or assist any other person who makes, any proposal for a business combination involving the Company or the acquisition of the Company or any public announcement with respect to such a proposal; you will not be a direct or indirect proponent in any solicitation of proxies with respect to a meeting of shareholders of the Company; you will not otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; and you will not request the Company to waive any of the restrictions set forth in this Section 4(b).

Mr. E. Eugene Goodson
June 5, 1998
Page 5

              c. You further agree that, commencing March 15, 1998, and continuing through September 30, 2000 (or if earlier to the one year anniversary of the conclusion of the Restricted Period), you will refrain from criticizing the management, Board of Directors or policies of the Company in any public setting, and taking any other actions that may be detrimental to the Company and its stockholders; provided, however, that you will not be restricted from so criticizing the management, Board of Directors or policies of the Company from and after such time as any director or executive officer of the Company criticizes you in any public setting.

              d. You further agree reasonably to cooperate with the Company, its financial and legal advisors and/or government officials, in any claims, investigations, administrative proceedings including without limitation environmental proceedings, lawsuits, and other legal, internal or business matters, as reasonably requested by the Company at any time prior to September 30, 2000. You will be paid a reasonable daily fee, determined by mutual agreement between you and the Company, for each day after the September 30, 1998, on which such service is performed at the request of the Company. To the extent you incur travel or other expenses with respect to such activities, the Company will reimburse you for such reasonable expenses when submitted according to regular corporate procedures.

              e. You agree that the Company will suffer irreparable damage in the event the provisions of this Section 4 are breached and that the consideration offered in exchange for your acceptance of the provisions of this
Section 4 was a material factor in your decision to enter into this agreement. You further agree that the Company shall be entitled as a matter of right to injunctive relief to prevent a breach by you. Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies the Company may have. In addition to such equitable relief, and not in limitation of any other rights or remedies the Company may have, if you breach the provisions of this Section 4 the Company shall have the remedies set forth in Section 7 hereof.

         5. Nonsolicitation; Confidentiality. You agree that during the Restricted Period, regardless of whether you have forfeited rights under this agreement due to breach of its terms or otherwise, you shall not, without the prior written consent of the Board of Directors of the Company, directly or indirectly solicit for employment or advise or recommend to any other person that he or she solicit for employment any person employed at that time by the Employer. You further agree, at all times during the period from October 9, 1997, through September 30, 2000 (or if earlier to the one year anniversary of the conclusion of the Restricted Period), not to exploit, use, sell, publish, disclose, communicate or divulge to any person any trade secrets or confidential information, knowledge or data regarding the Employer or any of its directors, advisors, officers, employees or agents for so long as such trade secrets or confidential information, knowledge, or data have not become generally known to the public or the Employer's competitors without your fault or participation. You agree that the Company will suffer irreparable damage in the event the provisions of this Section 5 are breached and that the consideration offered in exchange for your acceptance of the provisions of this Section 5 was a material factor in your decision to enter into this

Mr. E. Eugene Goodson
June 5, 1998
Page 6

agreement. You further agree that the Company shall be entitled as a matter of right to injunctive relief to prevent a breach by you. Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies the Company may have. In addition to such equitable relief, and not in limitation of any other rights or remedies the Company may have, if you breach the provisions of this Section 5 the Company shall have the remedies set forth in Section 7 hereof. The provisions of this Section 5 shall not apply to any truthful statement required to be made by you in any legal proceeding or government or regulatory investigation, provided, however, that prior to making such statement you will give the Company reasonable notice and, to the extent you are legally entitled to do so, afford the Company the ability to seek a confidentiality order. Nothing herein modifies or reduces your obligation to comply with applicable laws relating to trade secrets, confidential information, or unfair competition.

         6. Release and Covenants.

              a. In consideration  of the benefits and payments  provided and to be provided by the Company, you, on behalf of yourself, your spouse, heirs, executors, administrators, agents, successors, assigns and representatives of any kind (hereinafter collectively referred to as the "Releasors") confirm that Releasors have hereby released the Company, and each of its subsidiaries, affiliates, their employees, successors, assigns, executors, trustees, directors, advisors, agents and representatives, and all their respective predecessors and successors (hereinafter collectively referred to as the "Releasees"), from any and all actions, causes of action, charges, debts, liabilities, accounts, demands, damages and claims of any kind whatsoever including, but not limited to, those arising out of the changes in the terms and conditions of your relationship with the Company described in this agreement and those arising under any labor, employment discrimination (including, without limitation, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights of Act of 1964, as amended, and the Wisconsin Fair Employment Act, as amended), contract or tort laws, equity or public policy, or negligence standard, whether known or unknown, certain or speculative, which, against any of the Releasees, any of the Releasors ever had, now has, or hereafter shall have or can have. You further covenant that you will not initiate any action, claim or proceeding against any of the Releasees for any of the foregoing, nor will you participate, assist, or cooperate in any such action, claim, or proceeding unless required to do so by law.

              b. Notwithstanding the foregoing, this agreement does not waive rights, if any, you or your successors and assigns may have under or pursuant to, or release any member of Releasees from obligations, if any, it may have to you or to your successors and assigns on claims arising out of, related to or asserted under or pursuant to, this agreement or any indemnity agreement or obligation contained in or adopted or acquired pursuant to any provision of the charter or by-laws of the Company or its subsidiaries or affiliates or in any applicable insurance policy carried by the Company or its affiliates for any matter which has arisen, arises, or may arise in the future in connection with your employment with the Employer.

Mr. E. Eugene Goodson
June 5, 1998
Page 7

              c. You hereby acknowledge that you have at least twenty-one (21) days to review this agreement from the date you first receive it and the Company has advised you to review it with an attorney of your choice. You further understand that the twenty-one (21) day review period ends when you sign this agreement. You also have seven (7) days after your signing of this agreement to revoke it by so notifying the Company in writing. Any revocation by you under this Section 6(c), however, does not revoke the cessation of your employment with the Company effective September 30, 1998. You further acknowledge that you have carefully read this agreement and know and understand the contents hereof and its binding legal effect. You sign the same of your own free will and act, and it is your intention that you be legally bound hereby.

              d. You agree to keep this agreement confidential and not to reveal its contents to anyone other than your attorney, financial consultant, and immediate family members. The provisions of this Section 6(d) shall not apply to any truthful statement required to be made by you in any legal proceeding or government or regulatory investigation or that is reasonable for you to disclose in any proceeding relating to the enforcement of this agreement, provided, however, that prior to making such statement you will give the Company reasonable notice and, to the extent you are legally entitled to do so, afford the Company the ability to seek a confidentiality order.

              e. The Company hereby releases you from any liability to the Employer arising out of facts known to the Executive Committee of the Board of Directors of the Company as of the date of this agreement, except to the extent of obligations set forth in this agreement. The Company will strongly admonish its directors and executive officers to refrain from criticizing you in any public setting.

         7. Noncompliance.

              a. The additional payments and benefits provided to you pursuant to Section 3 (but excluding any entitlement on your part to qualified retirement plan benefits and to the supplemental retirement benefit described in Section 4 of the Employment Agreement) are conditioned upon your compliance with all of the terms and conditions of this agreement, particularly Sections 4, 5, and 6. Each of the aforementioned provisions are material terms of this agreement, and
(i) in the event of any violation of any such provision of this agreement by you or anyone acting at your direction or (ii) in the event you or anyone acting at your direction at any time shall substantially denigrate any of the Releasees, including without limitation by way of news media or the expression to news media of personal views, opinions or judgments, the Company shall be entitled to withhold and terminate all aforementioned payments and benefits provided or to be provided in Section 3, above, and you agree to repay to the Company all such payments paid to you pursuant to such Section and/or the Company shall be entitled to recover any of such amounts paid to you pursuant to Section 3, without waiving the right to pursue any other available legal or equitable remedies.

              b.  Notwithstanding the general rights of the Company set forth in
Section 7(a), the Company shall not terminate and withhold payments, or attempt to recover

Mr. E. Eugene Goodson
June 5, 1998
Page 8

payments previously made, before giving you not less than ten (10) calendar days advance written notice of the alleged noncompliance. If you cure the alleged noncompliance during such period, then the Company shall take no further action under this Section 7 in respect of the alleged compliance.

              c. If further action is taken by the Company under this Section 7, or if you determine it appropriate to challenge any action taken by the Company pursuant to this Section 7, and notwithstanding Section 10(c) of this agreement, you and the Company agree that all such controversies between you and the Company arising under this Section 7 shall be determined by arbitration. Any arbitration under this Section 7 shall be conducted in Milwaukee, Wisconsin before the American Arbitration Association, and in accordance with the rules of such organization. The arbitration award may allocate attorneys' fees and expenses as determined by the arbitrator. The award of the arbitrators, or of the majority of them, shall be final, and judgment upon the award rendered may be entered into any court, state or federal, having jurisdiction.

         8. Tax Payments, Withholding and Reporting. You recognize that the payments and benefits provided under this agreement including without limitation those provided pursuant to Sections 2 and 3 may result in taxable income to you that the Company and its affiliates will report to their appropriate taxing authorities. The Company and its affiliates shall have the right to deduct from any payment made under this agreement to you any federal, state, local or other income, employment or other taxes it determines are required by law to be withheld with respect to such payments or benefits provided hereunder or to require payment from you which you agree to pay upon demand, for the purpose of satisfying any such withholding requirement.

         9. Severability. In the event any one or more of the provisions of this agreement (or any part thereof) shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this agreement (or part thereof) shall be unimpaired, and the invalid, illegal or unenforceable provision (or part thereof) shall be replaced by a provision (or part thereof), which, being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provisions. However, in the event that any such provision of this agreement (or part thereof) is adjudged by a court of competent jurisdiction to be invalid, illegal or unenforceable, but that the other provisions (or part thereof) are adjudged to be valid, legal and enforceable if such invalid, illegal or unenforceable provision (or part thereof) were deleted or modified, then this agreement shall apply with only such deletions or modifications, or both, as the case may be, as are necessary to permit the remaining provisions (or parts thereof) to be valid, legal and enforceable.

         10. Other Agreements.

a. The letter agreement dated June 25, 1990, between you and Messrs. Peter and Stephen Mosling, providing for the exchange by you or on your behalf of

Mr. E. Eugene Goodson
June 5, 1998
Page 9

shares of common stock of the Company for Class A shares of the common stock of the Company is deemed terminated and of no further effect as of October 9, 1997.

              b. You will surrender to the Company, immediately upon execution of this agreement, the original and all copies of all documents, records, and property of any nature whatsoever, including any records, documents or property created by you, and all Employer-owned property and computer files that are in your possession or control and that are the property of the Employer or that relate to the business activities, facilities, or customers of the Employer, other than the Employer-owned computer presently in your possession. You represent and warrant that you will fulfill this same obligation again at the conclusion of the Transition Period, at which time you also will return to the Employer the Employer-owned computer noted in the preceding sentence.

              c. Subject to Section  10(a),  all the terms of our  agreement are embodied in this agreement, which incorporates by reference Section 4 of your Employment Agreement, the accompanying Restricted Stock Award, the Company's stock option plan and the Option Agreement, and it fully supersedes any and all other prior agreements or understandings between you and any Releasee, including, without limitation your KEESA and Employment Agreement (other than Section 4 thereof). This agreement shall be governed by the substantive laws of the State of Wisconsin without regard to its conflict of laws provisions. The parties agree that any proceeding to resolve any dispute arising hereunder will be brought only in the courts of the State of Wisconsin or in the courts of the United States of America for the Eastern District of Wisconsin, and that each party irrevocably submits to such jurisdiction, and hereby waives any and all objections as to venue, inconvenient forum and the like. It is the intention of the parties hereto, however, that to the extent practicable, the parties will endeavor to settle any dispute arising hereunder, except as provided in Section 7, first through the process of non-binding mediation to be conducted in Oshkosh, Wisconsin. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

         11. Notices. Any notice or consent required to be given pursuant to the terms and provisions hereof will be deemed effective on the date of receipt and may be sent by facsimile (if a copy thereof is sent promptly by first class mail), overnight delivery service, or by certified or registered mail, return receipt requested to:

                  To R. Eugene Goodson:

                  1545 Arboretum Drive #415
                  Oshkosh, WI  54901
                  Facsimile:        (920) 426-0258

Mr. E. Eugene Goodson
June 5, 1998
Page 10

                  To Company:

                  Oshkosh Truck Corporation
                  2307 Oregon St.
                  Oshkosh,  WI  54903
                  Attention:  Legal Department
                  Facsimile:        (920) 233-9624

         Either party may change its address by notice to the other party.

         If you find that the foregoing satisfactorily states our mutual understanding, please sign and date the enclosed copy of this agreement in the spaces indicated below and return it to me.

                                          Sincerely yours,

                                          OSHKOSH TRUCK CORPORATION


                                          By  /s/ Timothy M. Dempsey
                                          Its Vice President and Secretary


                  Agreed and accepted this 10th day of June, 1998.


                                          /s/ R. Eugene Goodson
                                          R. Eugene Goodson